ARTICLES OF AMENDMENT

                                       OF

                            TREDEGAR INDUSTRIES, INC.

                                       I.

         The name of the Corporation is Tredegar Industries, Inc.

                                       II.

         The Amendments adopted are:

         A. Article III of the Corporation's Amended and Restated Articles of Incorporation shall be amended to read as follows:

                  The Corporation shall have authority to issue 150,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

         B. At the effective time of the Certificate of Amendment to be issued by the State Corporation Commission, each issued and unissued authorized share of Common Stock shall be changed to three shares of Common Stock.

                                      III.

         The foregoing amendments were duly adopted by the Corporation's Board of Directors on May 20, 1998. No shareholder action was required with respect to the adoption of the amendments.

                                       IV.

         There are no shares of any class of the Corporation's stock outstanding other than Common Stock.

                                       V.

         The Certificate of Amendment with respect to the foregoing amendments shall become effective at 11:59 p.m. on June 30, 1998.


         The undersigned Secretary declares that the facts herein stated are true as of June 25, 1998.




                                                  /s/ Nancy M. Taylor
                                             -----------------------------------
                                              Nancy M. Taylor, Secretary